Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Infrastructure and Energy Alternatives, Inc. of our report dated February 19, 2018 relating to the consolidated statements of operations, stockholders’ equity (deficit), and cash flows of Infrastructure and Energy Alternatives, Inc. for the year ended December 31, 2017 appearing in the Annual Report on Form 10-K of Infrastructure and Energy Alternatives, Inc. for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Indianapolis, Indiana
December 4, 2020